EXHIBIT 16.1

October 4th, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re: Emerald Data Inc.

Dear Madame or Sir

On September 29, 2017 our appointment as auditor for Emerald Data Inc., ceased. We have read Emerald Data Inc.’s statement included under Item 4.01 of its Form 8-K dated September 5, 2017 and agree with such statements, insofar as they apply to us.

Very truly yours,

/s/ AJSH & Co LLP

New Delhi, India